SECOND AMENDED

                           CERTIFICATE OF DESIGNATION
                                       OF
                    SERIES C 15% CONVERTIBLE PREFERRED STOCK
                           (Par Value $.001 Per Share)


                                       OF


                                 RANCH *1, INC.

     The undersigned DOES HEREBY CERTIFY that following resolution was adopted by the Board of Directors (the "Board") of Ranch *1, Inc., a Delaware corporation (the "Company"), by unanimous written consent of all members of the Board dated as of September 9, 1999 in accordance with Section 141(f) of the General Corporation Law of the State of Delaware:

     RESOLVED,  that  pursuant  to the  authority  conferred  upon the  Board by
Section 151 of the General Corporation Law of the State of Delaware and Article 4 of the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the certificate of designation which created the Company's Series C 8% Convertible Preferred Stock, with a par value of $.001 per share and a liquidation value of $50,000 per share, as filed with the Office of the Secretary of State of the State of Delaware on August 27, 1999, is hereby amended, and that the designations, powers, preferences and relative, participating, optional or other special rights of the shares of such series, and qualifications, limitations and restrictions thereof, are hereby fixed as follows:

     1. Number of Shares and Designation. One Hundred and Fifty (150) shares of preferred stock, $.001 par value, of the Company are hereby constituted as a series of preferred stock of the Company designated as Series C 15% Cumulative Convertible Preferred Stock (the "Series C Preferred Stock").

     2. Dividends. The holders of the Series C Preferred Stock shall be entitled to receive if, when and declared by the Board of Directors, out of funds legally available therefor, cumulative dividends payable in cash or in additional shares of Series C Preferred Stock, at the Company's election at the rate of 15% per annum. The dividend is payable semi-annually on December 31 (or the next business days thereafter) and June 30 (or the next business days thereafter), commencing on December 31, 1999. Dividends shall be paid to the holders of record as of a date, as may be fixed by the Board, not more than thirty (30) days prior to the dividend payment date. If no such date is fixed by the Board, dividends shall be paid to the holders of record on December 15th (or the next business day thereafter) and June 15th (or the next business days thereafter), preceding each dividend payment date. Dividends accrue from the first day of the semi-annual period in which such dividend may be payable, except with respect to the first semi-annual dividend, which shall accrue from the date of issuance of the shares of the Series C Preferred Stock (the "Original Issue Date"). No dividends may be paid on any shares of capital stock ranking junior in priority with respect to dividends to the Series C Preferred Stock, including, without limitation (a) the Company's 8% Series A convertible preferred stock, par value $.001 and liquidation value $2.50 per share (the "Series A Preferred Stock") and
(b) the Company's 8% Series B convertible preferred stock, par value $.001 and liquidation value $2.50 per share (the "Series B Preferred Stock"), unless and until all declared but unpaid dividends on the Series C Preferred Stock have been paid in full, including, without limitation, the dividend set forth above.

     3. Liquidation Preference. In the event of any liquidation, dissolution or winding-up of the Company, either voluntary or involuntary, the holders of shares of the Series C Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets of the Company to the holders of shares of the common stock of the Company, $.001 par value (the "Common Stock") or any other class of capital stock of the Company (including, without limitation, the Series A Preferred Stock and the Series B Preferred Stock), fifty thousand dollars ($50,000) per share (subject to adjustment as provided in Section 4 hereof), plus any accrued but unpaid dividends, for each outstanding share of Series C Preferred Stock (the "Series C Liquidation Preference"). If, upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive in respect of such shares.

     For purposes of this Section 3, a liquidation, dissolution or winding-up of the Company shall be deemed to be occasioned by, or to include (i) any consolidation or merger of the Company, other than any merger or consolidation resulting in the holders of the capital stock of the Company entitled to vote for the election of directors holding a majority of the capital stock of the surviving or resulting entity entitled to vote for the election of directors,
(ii) any person or entity (including affiliates thereof) becoming the holder of a majority of the outstanding capital stock of the Company, or (iii) a sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company and its consolidated subsidiaries, unless, in each case, the Company's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity. Any of the transactions set forth above is hereinafter referred to as a "Sale of Control."

     Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such property shall be the fair market value thereof as determined in good faith by not less than a majority of the directors then serving on the Board.

     4. Conversion. The holder of the Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a) Automatic Conversion. Unless earlier converted and in accordance with the procedures and subject to the terms and conditions set forth in this Section 4, all the outstanding


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

shares of Series C Preferred Stock shall automatically convert at the "Automatic Conversion Price" (set forth below in paragraph (c) of this Section 4), without any further action by the Company or by the holders of the Series C Preferred Stock, into shares of Common Stock on the date (the "Automatic Conversion Date") that a registration statement registering shares of Common Stock of the Company is declared effective by the Securities and Exchange Commission (the "Initial Public Offering") under the Securities Act of 1933, as amended (the "Securities Act").

     (b) Optional Conversion; Mechanics of Conversion. If at any time prior to the Automatic Conversion Date, there is a Sale of Control of the Company, then any holder of Series C Preferred Stock may elect to convert all of his or its Series C Preferred Stock into shares of Common Stock at the "Optional Conversion Price" set forth below in paragraph (c) of this Section 4. Any such holder of Series C Preferred Stock who wishes to convert the same into shares of Common Stock pursuant to this paragraph (b) of Section 4, must surrender the certificate therefor, at the office of the Corporation or of any transfer agent for such stock, and give written notice to, the Corporation at such office that he elects to convert the same. Such notice shall not be required if the conversion is automatic under paragraph (a) of this Section 4. The Corporation shall, as soon as practicable thereafter, issue to such holder of Series C Preferred Stock, a certificate for the number of shares of Common Stock to which he or she shall be entitled as aforesaid. Such conversion shall be deemed to have been made upon the surrender of the certificate for the shares of Series C Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at and after such time. In the event that the conversion is automatic under paragraph (a) of this Section 4, no later than one business day after the Automatic Conversion Date, the Company shall deliver or cause to be delivered a notice to each holder of the Series C Preferred Stock (i) stating that the Series C Preferred Stock has been converted; (ii) setting forth the number of full shares of Common Stock to be issued due to such conversion as determined in accordance with this Section 4;
(iii) informing the holder of the address of the Company or agent to which the holder may deliver its Series C Preferred Stock certificate in exchange for a Common Stock certificate representing the number of shares into which such holder's Series C Preferred Stock has been converted.

     (c) Conversion Price. Each share of Series C Preferred Stock to be converted under paragraph (a) of this Section 4, shall be initially convertible into the number of fully paid and nonassessable shares of Common Stock determined by dividing fifty thousand dollars ($50,000), the original price paid for each share of Series C Preferred Stock (the "Original Purchase Price"), by a price (the "Automatic Conversion Price") which shall be equal to seventy (70%) percent of the initial offering price per share of the Company's Common Stock, as reflected on the cover page of the final prospectus included in the registration statement declared effective by the Securities and Exchange Commission in connection with the Initial Public Offering (the "IPO Offering Price"). Each share of Series C Preferred Stock to be converted under paragraph
(b) of this Section 4, shall be initially convertible into the number of fully paid and nonassessable shares of Common Stock which shall be equal to the number determined by dividing the Original Purchase Price by a price which shall be equal to $2.50.


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


     (d) Adjustments to Conversion Price. If the Corporation at any time or from time to time while shares of Series C Preferred Stock are issued and outstanding shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Optional Conversion Price and the Automatic Conversion Price for Series C Preferred Stock in effect immediately before such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

     (e) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in paragraph (d) of this Section 4), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series C Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series C Preferred Stock immediately before that change.

     (f) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment. The provisions of this paragraph
(f) may be waived by the affirmative vote of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock voting together as a single class and taken in advance of any action that would conflict with this paragraph (f).

     (g) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.


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


     (h) Notice of Record Date.  If the  Corporation  shall propose at any time:
(i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, other than a regular cash dividend out of earnings or earned surplus or a dividend as to which adjustment of the Optional Conversion Price and the Automatic Conversion Price will be made under paragraph (d) of this Section 4; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its common stock outstanding involving a change in the Common Stock other than one as to which adjustments of the Optional Conversion Price and the Automatic Conversion Price will be made under paragraph (d) of this Section 4; or (iv) to merge or consolidate with or into any other corporation, or sell all or substantially all of its assets, or to liquidate, dissolve or wind up then, in connection with such event, the Corporation shall send to the holders of the Series C Preferred Stock:

     (1) at least ten (10) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in clauses (iii) and (iv) above; and

     (2) in the case of the matters referred to in clauses (iii) and (iv) above, at least ten (10) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common stock for securities or other property (deliverable upon the occurrence of such event).

     (i) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series C Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

     (j) No Fractional Shares. No fractional shares may be issued upon the conversion of any share or shares of the Series C Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into the Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.



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

     (k) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock. If at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, in addition to such other remedies as shall be available to the holders of the Series C Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of the Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions.

     (l) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

     5. Registration Rights and Lockup. The Corporation hereby covenants and agrees, commencing twelve (12) months following completion of the Initial Public Offering, to prepare and file with the Securities and Exchange Commission ("SEC") and use its best efforts to be declared effective, a registration statement on Form S-3 or other applicable form of registration which shall including therein the shares issuable upon conversion of the Series C Preferred Stock (the "Conversion Common Stock"), and hereby undertakes to keep any such registration statement current on the underlying Common Stock until the first to occur of the expiration of one year from the effective date of such registration statement or the sale of all shares of the Conversion Common Stock in accordance with the plan of distribution contained in any such registration statement. Upon completion of the Company's Initial Public Offering and the automatic conversion of the shares of Series C Preferred Stock into shares of Conversion Common Stock, as provided herein, the holders of such shares of Conversion Common Stock may not, without obtaining the prior written consent of the underwriter of such public offering, directly or indirectly sell, offer to sell, grant an option for the sale of, transfer, assign, hypothecate, pledge, distribute or otherwise dispose of or encumber any shares of the Conversion Common Stock or any beneficial interest therein for a period of six months from the effective date of such Initial Public Offering; provided, however, that such six month period may be extended at the request of any federal of state governmental agency or regulatory authority or securities exchange.

     6. Redemption.

     (a) By the Company. At any time subsequent to five years following the Original Issue Date, the Series C Preferred Stock may be redeemed, at the Corporation's option, in whole or in part, for $50,000 per share plus all dividends accrued but unpaid on such Series C Preferred Stock; provided, however, that in the event that the Company shall not have consummated a "Liquidity Event" (as defined in paragraph (e) of this Section 6) by the "Liquidity Date" (as defined in paragraph (b) of this Section 6), the Company may, at any time subsequent to twenty-four (24) months following the Original Issue Date (the "Optional Redemption Date"), by written notice (the "Optional Redemption Notice") given to the holders of the Series C Preferred Stock at any time after the Optional Redemption Date, redeem and repurchase for cash all, and not less than all, of the then issued and outstanding shares of Series Preferred Stock by paying to the holders thereof the Series C Liquidation Preference for each share of Series C Preferred Stock outstanding.


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


     (b) By the Holder. In the event that (i) the Company shall not, by a date which shall be eighteen (18) months from the Original Issue, have consummated a "Liquidity Event" (as that term is defined in paragraph (e) of this Section 6) or (ii) there is a Sale of Control of the Company prior to the Automatic Conversion Date, then any of the holder(s) of the Series C Preferred Stock shall have the right (but not the obligation), by written notice (the "Mandatory Redemption Notice") given to the Company to require the Company to redeem and repurchase for cash all or any portion of such holder(s) shares of Series C Preferred Stock by paying to the holders thereof an amount in cash equal to the Series C Liquidation Preference for each shares of Series C Preferred Stock to be redeemed and repurchased from such holder(s).

     (c) Optional Redemption Notice; Mandatory Redemption Notice. The Optional Redemption Notice will be given to holders of the Series C Preferred Stock by mailing notice thereof to holders of record by the transfer agent. The Mandatory Redemption Notice will be given to the Company at its principal place of business to the attention of the President of the Company. The Optional Redemption Notice will be deemed to have been given three days after the date of mailing as evidenced by an affidavit from the transfer agent and the Mandatory Redemption Notice will be deemed to have been given when hand delivered or three days after the date of mailing postage prepaid, by certified or registered mail. In the case of an Optional Redemption, the Optional Redemption Notice will be given, not more than ninety (90) days nor less than thirty (30) days prior to the redemption date. In the case of a partial Option Redemption (to the extent permitted hereby), the Option Redemption Notice will be given twice, the first such notice to be given not more than seventy-five (75) days nor less than sixty
(60) days prior to the redemption date and the second such Option Redemption Notice to be given at least twenty (20) days thereafter but not less than thirty
(30) days prior to the redemption date.

     (d) No Impairment of Conversion Rights Nothing contained in this Section 6 or elsewhere herein shall be deemed to limit, impair or prohibit the right of any of the holder(s) of Series C Preferred Stock from exercising their Conversion Rights pursuant to Section 4 hereof at any time prior to the date fixed for such Option Redemption.

     (e) Definition of Liquidity Event. As used in this Section 6, a "Liquidity Event" shall mean any of (i) an Initial Public Offering, (ii) a Sale of Control, or (iii) the merger of the Company with any publicly traded corporation (whether or not then operational) whose shares of common stock are listed or (within 60 days of such merger) become listed on The Nasdaq Stock Exchange, Inc., the New York Stock Exchange, Inc. or the American Stock Exchange, Inc.


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


     7. Voting Rights. Each holder of shares of Series C Preferred Stock will be entitled to the number of votes equal to the number of shares of Common Stock into which such holder's shares of Series C Preferred Stock could be converted at the Optional Redemption Price at the time of the vote, will have voting rights equal to the voting rights of such number of shares of Common Stock voting together with the Common Stock as a single class on all matters submitted to the holders of Common Stock and shall be entitled to notice of any stockholders' meeting. Any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series C Preferred Stock held by a single holder are converted) will be disregarded.

     8. Restrictions and Limitations.

     (a) Shares of Series C Preferred Stock acquired by the Corporation by reason of purchase, conversion, redemption or otherwise shall be retired and shall become authorized but unissued shares of Series C Preferred Stock, which may be reissued as part of a new series of Preferred Stock hereafter created under Article Fourth of the Certificate of Incorporation.

     (b) So long as shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock voting together as a separate class, amend the terms of this Resolution. The holders of the outstanding shares of the Series C Preferred Stock shall be entitled to vote as a separate class upon a proposed amendment of the Certificate of Incorporation if the amendment would alter or change the powers, preferences or special rights of the shares of Series C Preferred Stock so as to affect them adversely.





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

     IN WITNESS WHEREOF, the Company's Board of Directors has authorized this Certificate of Designation to be executed on its behalf by the Company's duly authorized officer on this 13th day of September 1999.



                                      RANCH *1, INC.



                                      By: /s/ Sebastian Rametta
                                          -------------------------------------
                                          Sebastian Rametta,
                                          President and Chief Executive Officer



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